UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2012

HEICO Corporation

(Exact name of registrant as specified in its charter)

Florida	1-4604	65-0341002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida	33021
(Address of Principal Executive Offices)	(Zip Code)

(954) 987-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information required by Item 1.01 is incorporated by reference from Item 5.02 of this report.

Item 1.02.	Termination of a Material Definitive Agreement.

The information required by Item 1.02 is incorporated by reference from Item 5.02 of this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2012, HEICO Corporation (the "Company") announced that Thomas S. Irwin, the Company's Executive Vice President, Chief Financial Officer and Treasurer, was promoted to Senior Executive Vice President of the Company effective June 1, 2012. Mr. Irwin will continue as a member of the Office of the Chief Executive Officer and the Board of Directors of the Company's principal subsidiaries.

In connection with Mr. Irwin's promotion, Mr. Irwin entered into the Amendment to Key Employee Termination Agreement with the Company, dated May 29, 2012 and effective June 1, 2012 (the "Amendment"). Mr. Irwin and the Company previously entered into the Key Employee Termination Agreement, dated April 5, 1988 (the "Termination Agreement") that would provide Mr. Irwin with compensation in the event of a change in control of the Company. Pursuant to the Amendment, the Termination Agreement will be terminated effective June 1, 2012 and the Termination Agreement will be of no further force or effect.

In connection with Mr. Irwin's promotion, the Company announced that Carlos L. Macau, 45 years old, was appointed as Executive Vice President-Chief Financial Officer and Treasurer of the Company effective June 1, 2012. Prior to joining the Company, Mr. Macau served as an Audit Partner of Deloitte & Touche LLP. Mr. Macau has 22 years of financial and accounting experience serving a number of public and private manufacturing and service clients in a broad range of industries. His client responsibilities included serving as the Company's lead client services partner for five years prior to December 2010. Mr. Macau graduated from Indiana State University with a Bachelors of Science degree and Masters of Business Administration degree. He is a Certified Public Accountant and a member of the American and Florida Institutes of Certified Public Accountants. There are no related party transactions between the Company and Mr. Macau reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Macau's appointment, Mr. Macau entered into an employment agreement with the Company, dated April 2, 2012 and becoming effective June 1, 2012 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Macau's employment is "at will", meaning Mr. Macau or the Company may terminate his employment at any time and or any reason, with or without notice or cause.

Pursuant to the Employment Agreement, Mr. Macau will receive an annual base salary of $500,000 and will be entitled to participate in other employment benefit plans and arrangements consistent with other HEICO senior executives. He will also be eligible to participate in HEICO's 2012 Incentive Compensation Plan (the "2012 Plan"). The Company may grant to officers, directors, employees, consultants and other persons who provide services to the Company awards pursuant to the 2012 Plan including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, shares granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards or performance awards. Mr. Macau will be granted stock options covering 50,000 Class A Common Shares with an option price equal to the fair market value on June 1, 2012, pursuant to the 2012 Plan. The stock options covering the 50,000 Class A Common Shares will vest in five equal annual installments over five years.

Mr. Macau and the Company entered into a Non-Competition and Non-Solicitation Agreement, dated April 2, 2012 which includes standard provisions and a two (2) year post-employment period for the covenants.

The Company also announced that its current Corporate Controller, Steven M. Walker, was promoted to Chief Accounting Officer in addition to his duties as Assistant Treasurer effective June 1, 2012. Mr. Walker, 48 years old, previously served as the Company's Corporate Controller and Assistant Treasurer since he joined the Company in 2002. Prior to 2002, Mr. Walker held various financial positions at Royal Caribbean Cruises Ltd. and AMR Corporation. He began his professional career with Ernst & Young LLP. Mr. Walker graduated from the State University of New York at Binghamton with a Bachelor of Science degree and from Cornell University with a Master of Business Administration degree. Mr. Walker is a Certified Public Accountant. There are no related party transactions between the Company and Mr. Walker reportable under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Employment Agreement and Non-Competition and Non-Solicitation Agreement with Mr. Macau and the Amendment with Mr. Irwin do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and Non-Competition and Non-Solicitation Agreement, a copy of which is filed herewith as Exhibit 10.1, and of the Amendment, a copy of which is filed herewith as Exhibit 10.2, and are incorporated herein by reference.

A copy of the Company's press release announcing these changes in management is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Employment Agreement and Non-Competition and Non-Solicitation Agreement, dated April 2, 2012 and becoming effective June 1, 2012, by and between HEICO Corporation and Carlos Macau.

10.2	Amendment to Key Employee Termination Agreement, dated May 29, 2012 and effective as of June 1, 2012, between HEICO Corporation and Thomas S. Irwin.

99.1	Press Release dated May 29, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2012	HEICO Corporation

	By:	/s/ LAURANS A. MENDELSON
Laurans A. Mendelson
Chairman and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement and Non-Competition and Non-Solicitation Agreement, dated April 2, 2012 and becoming effective June 1, 2012, by and between HEICO Corporation and Carlos Macau.

10.2	Amendment to Key Employee Termination Agreement, dated May 29, 2012 and effective as of June 1, 2012, between HEICO Corporation and Thomas S. Irwin.

99.1	Press Release dated May 29, 2012.